Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of Diana Shipping Inc. for the registration of common stock (including preferred stock purchase rights), preferred stock, debt securities, warrants, purchase contracts, rights and units and to the incorporation by reference therein of our reports dated March 16, 2018, with respect to the consolidated financial statements of Diana Shipping Inc. and the effectiveness of internal control over financial reporting of Diana Shipping Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors-Accountants S.A.

Athens, Greece

June 28, 2018